Exhibit 10.28

VEEA RESELLER AGREEMENT

This Reseller Agreement (“Agreement”) dated as of _______________, 2024 (the “Effective Date”), by Veea Inc., a Delaware corporation (“Veea”), with its principal office located at 164 E. 83rd Street, New York, New York 10028, and [Customer], having offices at _____________________(hereinafter referred to as “Reseller”). Veea and Reseller are referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Veea Inc is a provider of Veea Smart Edge Nodes (“Products”), Veea Edge Services, related software and cloud-based services (“Services”) and collectively “Products and Services” utilizing certain hardware, networks, cloud-based infrastructure, application platforms and software technologies, together referred to as the “Veea Products and Services”.

WHEREAS, Veea is an authorized resellers of Tridium, Inc.’s (“Tridium”), software and hardware products (“Tridium Products”) to Authorized Reseller Partners (as hereinafter defined);

WHEREAS, Reseller desires to be appointed as a non-exclusive reseller of the Veea Product and Services in the Territory (as defined below) and represents that it has the ability and resources to effectively market and resell, the Veea Products and Services, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire Reseller to market, distribute and sell the Veea Products and Services in accordance with the terms and conditions described below.

NOW, THEREFORE, in consideration of their mutual promises and obligations contained in this Agreement, the Parties agree as follows:

1.	Definitions. As used in this Agreement, the terms set forth in Reseller Exhibit A shall have the meaning ascribed to them in Reseller Exhibit A. Other terms used in this Agreement are defined where they are used and have the meanings there indicated.

2.	Appointment of Reseller as a Reseller of the Veea Products and Services:

2.1	Appointment of Reseller. Subject to the terms and conditions set forth in this Agreement, Veea hereby appoints Reseller as its non-exclusive reseller of Veea Products and Services to end-user companies that purchase products from the Reseller (“Enterprise(s)”) in the Territory during the Term. Subject to the terms and conditions of this Agreement, Veea grants Reseller a limited, non-exclusive, non-assignable right and license during the Term and throughout the Territory to: (i) market, promote, offer, demonstrate, resell and distribute to Enterprises, and install, service and maintain Veea Products, (ii) market, promote, offer, demonstrate, resell, and distribute Services to Enterprise(s), and (iii) provide first-line technical support for the Products to Enterprise(s). Reseller shall not, directly, or indirectly, (i) resell Veea Products and Licenses outside of the Territory, unless approved in advance in writing by Parent, in its sole discretion, or (ii) delegate or subcontract its rights or obligations under this Agreement without the prior written consent of Veea, except that Reseller may subcontract portions of the installation under Reseller’s supervision. Nothing in this Agreement gives Reseller any rights with respect to other products that Veea may develop, manufacture, or market in the future.

2.2	Recruitment and Management of Authorized Reseller Partners. Reseller may promote, market, and distribute to Enterprises the Veea Products and Services, and may recruit a network of entities qualified to serve as Authorized Reseller Partners that will promote, market, and distribute to Customers the Veea Products and Services. All costs of recruiting Authorized Reseller Partners and all costs of promoting and marketing the Veea Products and Services shall be borne solely by the Reseller. Reseller shall require each of its Authorized Reseller Partners to enter into an Authorized Reseller Partner Agreement that requires protection of Veea by such Authorized Reseller Partner: (i) to the same extent and in the same manner as that provided to Veea hereunder; (ii) does not extend beyond the term of this Agreement; and, (iii) expressly names Veea as a third-party beneficiary of all of the rights, obligations, and limitations described in this Section 2. Reseller shall provide a copy of each such agreement to Veea upon Veea’s request. Reseller shall be obligated to amend such Authorized Reseller Partner Agreement whenever this Agreement is amended.

2.3	No Solicitation Outside Territory. Reseller shall not advertise, promote, market or solicit companies, or market, sell or distribute Veea Products and Services outside the Territory unless approved in advance by Veea.

2.4	Non-Exclusive. Reseller acknowledges and agrees that (a) the rights granted to it under this Agreement are non-exclusive and (b) Veea reserves the right to market, promote, distribute, sell and license Veea Products and Services within and outside the Territory, and nothing in this Agreement will be construed as limiting in any manner Veea’s right to appoint other distributors, resellers, licensees or agents within and outside the Territory.

2.5	Discontinuation and Modification of Product. Veea may, in its sole discretion, discontinue the sale and/or license of any of the Veea Products and Services and any parts/accessories therefor and make such changes affecting their form, fit or function as Veea, in its sole discretion, determines, by giving Reseller prior written notice thereof but without incurring any liability to Reseller therefor. Veea will use commercially reasonable efforts to provide such notice at least sixty (60) days in advance.

2.6	Terms of Service. Reseller acknowledges that the Enterprise(s) will be required to accept the Veea’s standard terms of service for the Veea Products and Services as further described in Section 4 of this Agreement. Reseller shall not have any right to modify or waive any provision of this Agreement or the Documentation. Reseller shall not, nor shall it permit any third party to (i) reverse compile, reverse assemble, disassemble, or translate all or any portion of the Veea Products and Services, or otherwise attempt to discover the source code thereof; (ii) modify or prepare derivative works based on the Documentation or Veea Products and Services without the express written consent of Veea; (iii) reproduce, transmit or translate any portion of the Documentation or the Veea Products and Services, except for normal back-up and archival copies without the express written consent of Veea; (iv) circumvent any limits or other timing, use or functionality restrictions built into the Veea Products and Services; (v) remove any proprietary notices, labels, or trademarks or trade names from the Veea Products and Services (or their packaging) or the Documentation or add any other notices or markings to the Veea Products and Services (or their packaging or any Documentation); (vi) frame or mirror any content forming part of the Veea Products and Services; or (vii) access the Veea Products and Services in order to (a) build a competitive product or service, or (b) copy any ideas, features, functions or graphics of the Veea Products and Services.

2.7	Software License Grants. Subject to the terms and conditions contained in this Agreement and its Exhibits, Veea hereby grants to Reseller a non-exclusive, limited license under Veea’s Intellectual Property Rights to purchase and use copies of the Licensed Materials and the Veea Products and Services designated on the Price List in Reseller Exhibit B hereto for demonstration to, and support of, Enterprises, and development and support of its Reseller products.

2.8	End User License Agreements. This Agreement does not provide Reseller or Enterprises with any right to install or use the Veea Products and Services that incorporate, or are accompanied by, an End User License Agreement, except as expressly set forth at 26 above. Use of such Veea Products and Services by an End User is governed by the terms of the Veea End User License Agreement (“EULA”) . A copy of the End User License Agreements, as they may be updated from time to time, can be found on Veea’s web site, the link as of the Effective Date being: www.veea.com/Company/Legal. Reseller shall comply with any reasonable requests of Veea related to delivery of EULAs to Enterprises and/or confirmation of such Enterprises’ agreement to the terms of the same in a manner consistent with requirements imposed by Veea on its resellers generally.

3.	Training; Technical Support; Marketing Materials

3.1	Onboarding training of Veea. Upon request, the Veea shall provide training support to train Reseller personnel on the use and support of the Veea Products and Services via online collaboration tools free of charge. Additional on-site training may be provided for a fee and via special arrangements.

3.2	Access to Support System. Reseller shall be responsible for providing First Line Support to Enterprise(s)s. For the purposes of this Agreement, “First Line Support” means (i) Fielding support requests from Enterprises; (ii) Conduct preliminary diagnosis to isolate and resolve the issue(s) to the extent possible; (iii) Utilizing and follow the troubleshooting guidelines provided by Veea; (iv) Managing communications and expectations with the Enterprise(s) throughout the support process; (v) If resolution cannot be achieved after completing First Line Support troubleshooting requirements Reseller is responsible to escalate issues isolated to the Veea Products and Services to Veea by opening a trouble ticket using the processes identified by Veea. To receive Veea Technical Assistance, Reseller and affected Enterprises must agree to allow Veea access for troubleshooting purposes. Problem areas outside the scope of Veea’s ability to troubleshoot include the following (i) Reseller or Enterprise supplied equipment or equipment provided by Enterprise network service provider (ii) Enterprise in-house wiring, WAN and LAN infrastructure. (iii) Data network connectivity, rights/privileges, IP address changes and, (iv) Enterprise site power. At all times such support systems, trouble ticket and trouble ticket logs shall remain the property of Veea.

3.3	Niagara Framework Training. If Reseller or any Authorized Reseller Partner proposes to resell any Niagara Framework products sold to Reseller hereunder, Reseller shall have at least one employee complete Tridium’s TCP certification process within ten weeks of signing the Reseller Agreement, and the second employee within fourteen weeks thereafter. All costs and expenses related to attending such training are the sole responsibility of the Reseller. All additional field offices or Authorized Reseller Partner offices must have at least one employee undergo the same certification process. Reseller shall not allow, and shall not allow any Reseller Authorized Partner to, permit any individual to program or engineer any application of the Niagara Framework unless that individual has been trained and certified via the Tridium TCP program. Reseller and each Reseller Authorized Partner shall ensure compliance with the training and certification requirements, and upon Veea’s request, provide evidence of such compliance.

3.4	Trademarks License Grant.

3.3.1 By Reseller. During the Term, upon written permission from Reseller, Reseller grants Veea a right of publicity to use the Reseller Marks then in effect in its Promotional Materials, financial reports, and prospectuses indicating Reseller is an Authorized Veea Reseller.

3.3.2 By Veea. During the Term, Veea grants Reseller a right of publicity to use certain Veea Marks in Reseller’s Promotional Materials, financial reports, and prospectuses indicating Reseller is an Authorized Veea Reseller, subject to the applicable trademark usage guidelines.

3.3.3 General Restrictions. Each Party shall, at the request of the other, submit each use of the other Party’s Marks in Promotional Materials except as permitted under Section 3.3 i above (in the case of Reseller, whether used by Reseller or an Enterprise) for the owner’s prior written approval, which approval shall not be unreasonably withheld or delayed. Each Party shall use the other’s Marks strictly in accordance with the Mark owner’s then-current usage guidelines as provided from time to time.

3.3.4 Mark Usage Requirement. Reseller acknowledges that Veea is the owner of all right, title and interest in Veea’s Marks and that the mutually agreed upon appearance of such Marks in the screens and displays of Licensed Materials, as permitted or required by Veea’s trademark usage guidelines, or any related printed materials shall inure to the benefit of Veea as the owner thereof.

3.3.5 Limitation on Promotional Materials Usage. Once approved, a Party may use the Promotional Materials until the other Party withdraws such approval with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials must be destroyed promptly. Each Party agrees to supply to the other Party, upon request, a reasonable number of samples of any materials publicly disseminated that utilize any of the other Party’s Marks.

3.3.6 Limitations. Reseller may not remove, delete, cover or alter, and will maintain Veea’s Marks, logos, proprietary rights notices and restrictive rights legends included in and on the Licensed Materials. Neither Party shall combine the other Party’s Marks with any other name or make use of any of the other Party’s Marks in its own trademarks, service marks, logos, or trade names; or make any use or presentation of the other Party’s Marks that would infringe, dilute, weaken, or otherwise damage or impair the other Party’s rights in its Marks. The Parties shall not: (i) challenge the other Party’s ownership or use of its Marks; (ii) register the other Party’s Marks; or (iii) incorporate any Mark of the other Party into its Marks, company name(s), internet address(es), domain name(s), or any other similar designations. If Reseller acquires any rights in Veea’s Marks by operation of law or otherwise, it will immediately at no expense to Veea, assign those rights to Veea with any associated goodwill, applications and registrations. Reseller may not use any Veea Mark in connection with any Reseller product.

3.5	Marketing Materials. Subject to Section 3.3 above, during the Term of this Agreement, Veea will provide Reseller with marketing material and information about the Veea Products and Services which it provides to other Resellers in the ordinary course of its business. Veea hereby grants to Reseller a non-transferable, royalty-free non-exclusive license during the Term to use Veea’s Marks and brand with Veea’s logo and in accordance with Veea’s branding guidelines for the promotion and sale of the Veea Products and Services by Reseller in accordance with this Agreement.

3.6	Veea Professional Services. From time-to-time Veea may be requested by Reseller to perform Professional Services. In such cases Veea will provide a separate Statement of Work, which will include proposed Deliverables, ownership of the Deliverables and payment terms for such Deliverables. Veea shall have the right to subcontract any or all of services comprising such Professional Services. Unless the Parties agree otherwise, Veea shall not begin such Professional Services until both Parties mutually agree upon and sign the applicable SOW, and a purchase order is accepted by Veea. The terms of the SOW shall be incorporated herein and shall be governed by the terms and conditions of this Agreement. To the extent an express term of a SOW conflicts with a comparable term in this Agreement, the terms of the SOW shall prevail.

3.7	Demonstration Equipment. Veea may from time-to-time, in its sole discretion, make available certain Products for purchase by Reseller for demonstration and training purposes. Further, Veea may from time-to-time, in its sole discretion, periodically loan certain Products to Reseller for trial and evaluation purposes with its prospective End User under conditions stipulated in an Equipment Loan Agreement in form and substance satisfactory to Veea.

4.	Reseller Obligations

4.1	Professional Conduct of Reseller. Reseller on behalf of itself and its Authorized Reseller Partners: (i) agrees to conduct business in a manner that reflects favorably at all times on the reputation of Veea and its Products and Services, (ii) will represent Veea Products and Services accurately in accordance with the marketing information and materials provided by Veea; (iii) will refrain from any misleading or unethical business practices with respect to the performance of its obligations under this Agreement; (iii) comply with all laws and regulations applicable; (iv) will not make any representations or warranty with respect to the Veea Products and Services greater than the representations or warranty provided by Veea hereunder; and (v)(v) not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer the Veea Products and Services or any part thereof, or any application enabler or grant any other person or entity the right to do so or take any action that would assist any other person or entity in doing so and will promptly notify Veea of any information that any other person or entity is or is attempting to copy, reverse engineer, disassemble, decompile, translate or modify the Veea Products and Services. Reseller shall provide Enterprises with prompt, courteous, and efficient service, and shall deal with Enterprises honestly and fairly. Reseller shall use commercially reasonable efforts to prevent an Enterprise’s unauthorized access to or use of the Veea Products and Services and shall notify Veea promptly of any such unauthorized access or use.

4.2	Terms of Use. As part of the Enterprise onboarding process, Reseller shall require that each Enterprise accept Veea’s Terms of Use (“ToU”) upon download, installation or registration of Veea Products and Services that will govern that Enterprise’s use of the Veea Products and Services. Any agreement between Reseller and Enterprise must provide a provision that Veea reserves the right to enforce such ToU directly with the Enterprise. In no event will Reseller enter into its own licensing or similar agreement with an Enterprise with respect to the Veea Products and Services. Veea reserves the right to suspend or discontinue the supply of Veea Products and Services if an Enterprise’s usage is deemed to be in violation of the ToU. Reseller shall not make any representations or warranties on behalf of Veea or in any way bind or attempt to bind Veea contractually or otherwise with an Enterprise(s).

4.3	Veea’s Enforcement. If Reseller becomes aware of an Enterprise(s)’ breach of the Terms of Use, Reseller shall promptly notify Veea. Veea, in its sole discretion, shall be entitled to enforce the Terms of Use directly against the Enterprise and if Veea elects to proceed directly against the Enterprise, Veea shall notify Reseller of such election. Reseller shall notify Veea of any infringement or alleged infringement of its patents, copyrights, trademarks or any other propriety rights of which Reseller becomes aware.

4.4	Fees, Taxes, Invoicing and Expenses for Veea Products and Services. Reseller shall be permitted to set the prices at which it sells the Veea Products and Services. In relation to Reseller agreements with an Enterprise, Reseller shall be responsible for all activities and decisions related to credit worthiness determination, invoicing, collections, service suspension and reinstatement. Reseller shall have no right to withhold payments, or otherwise set-off against any amounts, owed to Veea for any uncollected amounts from its Enterprises. Reseller is expressly responsible for the collection and remittance of any and all fees, surcharges, and/or taxes attributable to the amounts charged to Enterprises.

4.5	Marketing and Sales. Reseller shall, at its own expense, use commercially reasonable efforts to promote the sale of Veea Products and Services. Such promotion shall include, without limitation, preparing and distributing promotional materials, advertising Veea Products and Services, and featuring Veea Products and Services in any applicable trade show that Veea attends, and directly soliciting orders from third parties for Veea Products and Services.

4.6	Business Review. Reseller shall participate in business review meetings and shall include representation from the appropriate Reseller marketing and sales organizations to review the overall status and progress and challenges related to Reseller’s sales of the Veea Products and Services. The meetings will be conducted at least quarterly unless otherwise agreed to by Veea. The regular content of the meetings will include status reporting and commentary review of Reseller’s Veea Products and Services sales (feedback on wins, losses, and disconnects), sales metrics, and sales forecasts for at least the upcoming six (6) months, marketing programs, and updates along with any corrective adjustments and any other content reasonably requested by Veea.

4.7	Personnel. At its own expense, Reseller will designate an individual as the primary point of contact to work with Veea on an ongoing basis to coordinate activities including onboarding, on-going training, and operational related issues. Reseller shall maintain a sufficient number of trained staff to fulfill Reseller’s obligations hereunder. From and after the Effective Date, Reseller shall assign resources to product manage the Veea Products and Services, and to act as the liaison with Veea for the purpose of consultation and coordination regarding ongoing operations of the Veea Products and Services provided by Reseller.

4.8	Additional Responsibilities. In addition to performing functions with respect to the marketing and resale of the Veea Products and Services as set forth in this Agreement and the agreement between Reseller and an Enterprise: (i) Reseller shall be solely responsible for all installation and setup of the Veea Products and Services for an Enterprise; and (ii) all customer support to Enterprises. Veea shall have no obligation to deal directly with an Enterprise or for any customer service activities for or in respect of an Enterprise.

4.9	Branding. Reseller shall comply with all of Veea brand guidelines.

4.10	Accessing Services. Except as otherwise expressly agreed herein, Reseller (or the Enterprises) shall be responsible for obtaining and maintaining all computer hardware, software and communications product(s) needed to access any Veea Products and Services, and for paying all charges (e.g., power, telecommunications) incurred in connection therewith.

5.	Pricing; Orders

5.1	Orders. Reseller shall place all orders for the Veea Products and Services for itself and the Enterprises by electronic mail at the address designated by Veea from which it is purchasing the Veea Products and Services, by means of Veea’s order processing system, or such other means as may be provided or approved by Veea. The terms and conditions set forth in Reseller Exhibit C and the terms and conditions of this Agreement shall apply to each order accepted or shipped by Veea hereunder. In case of any conflict between the terms of Reseller Exhibit C and the terms of this Agreement, this Agreement shall control. Any terms or conditions appearing on any order or confirmation that are different from or in addition to those required hereunder shall not be binding on the Parties, even if signed and returned, unless both Parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

5.2	Pricing. Veea shall sell and/or license the Veea Products and Services to Reseller at the prices set forth in Price List. Veea shall have the right to conduct reviews of the entire price list from time-to-time, and any price changes shall be reflected in a new revision of its price list and shall become effective immediately upon release of the new MSRP price list. Resellers will order Veea Products and Services by reference to the most current MSRP product price list. Reasonable commercial efforts shall be made by Veea to advise Reseller within fifteen (15) days’ notice of upcoming price changes.

5.3	Invoices and Taxes. Veea shall invoice, and Reseller will pay local sales tax whether it was shown on a Veea quotation or not unless (a) Veea is not registered to do business in the State where the sale is being made or (b) Reseller has provided documentary evidence to Veea prior to shipment showing that Reseller is exempt from sales tax, usually because the materials are being purchased for resale.

5.4	Resale Prices. Reseller is free to determine the price at which Reseller resells the Veea Products and Services, as applicable. Reseller is solely responsible for collecting payment from its customers. Reseller’s payments to Veea will be due regardless of Reseller’s collection of payments from its customers

5.5	Terms of Orders. The terms and conditions of this Agreement are hereby incorporated by reference into each order submitted by Reseller hereunder. Nothing contained in any order by Reseller will in any way modify or add to the terms of this Agreement. Any terms and conditions of an order that conflict or are inconsistent with or add to or alter the terms and conditions of this Agreement shall be null and void, unless Veea agrees otherwise in writing. Neither Veea’s commencement of performance hereunder nor Service Activation of any Veea Products and Services that are the subject of any such order shall be deemed or construed to constitute acceptance of any additional or inconsistent terms or conditions contained in any such order.

5.6	Quotation Process. Upon Reseller’s request, Veea will prepare a Veea Sales Quotation, which will identify the Products and Services and prices being offered to Reseller for a specified Enterprise for a defined Subscription Term. If acceptable, prior to expiration Reseller shall electronically sign and submit the signed Veea Sales Quotation following the instructions provided therein. Upon receipt by Veea, the signed Veea Sales Quotation shall constitute an “Accepted Sales Order”. Reseller may not cancel an Accepted Sales Order without Veea written consent. If no Accepted Sales Orders have been placed by Reseller within the first 90 days of the Initial Term, Veea reserves the right to terminate this Agreement.

5.7	Shipment and Delivery of Hardware. Generally, Veea ships orders within five (5) business days from the time an Accepted Sales Order is received. All shipments are F.O.B. from Veea’s warehouse or location and title and liability for loss or damage thereto will pass to Reseller upon Veea’s delivery of the goods to a carrier for shipment to Reseller. Any loss or damage thereafter will not relieve Reseller from any obligation hereunder. Veea will invoice and Reseller will pay shipping and handling costs whether they appeared on a Veea Sales Quotation or an Accepted Sales Order, or not.

5.8	Shipping Dates. Scheduled or stipulated shipping dates are approximate and based upon prompt receipt of all necessary information from Reseller. Veea will not be liable for any loss or expense, whether by way of contract or tort (consequential or otherwise) incurred by Reseller if Veea fails to meet the specified estimated delivery schedule.

5.9	Installments; Substitute Goods. Veea may deliver hardware products in installments. Veea may substitute goods manufactured to new specifications - so long as the substituted products are of equal or greater quality than ordered products.

5.10	Product Acceptance.

5.10.1	Hardware Products/One-Time Licenses. Hardware products and one-time software licenses will be deemed “Accepted” unless a written “Notice of non-Acceptance” is sent to Veea by email to salesorders@veea.com, no later than 15 days after the shipment of the hardware or software. The Notice must list the items that are not being accepted by the product number, including serial numbers where applicable and supporting photographic or other evidence of the reason they are being rejected. Legitimate reasons for rejection may include an item not matching the part number that was ordered, or the item was arguably defective before shipment (damage incurred during shipment is not a valid reason for rejection if the terms of this Agreement are FOB Veea’s dock). It is to be noted that non-acceptance of one or more items in a shipment applies only to those items, and not to the other items in the shipment. Absent a timely “Notice of non-Acceptance”, Acceptance of the hardware Products will occur on the earlier of: (i) communication of acceptance by Reseller, (ii) use of the hardware in a commercial or production environment, or (iii) fifteen (15) days after shipment from Veea.

5.10.2	Software. All software that are SaaS Products or Services are deemed accepted upon the earlier of use or download.

5.11	Product Returns. Reseller must request to return goods prior to acceptance. Requests for returns should be sent by email to rma@veea.com. If return is approved, Veea shall issue a return material authorization (“RMA”) to Reseller. Reseller shall be responsible for all costs associated with returning the items to Veea at the address designated by Veea in the RMA. Any return of Goods is also subject to inspection and final acceptance by Seller. Refunds are strictly in the form of credits, not cash. Returned items must be like-new when received, and in their original shipping boxes. The return of items received that do not meet these criteria will not be accepted by Veea. Any authorized credit adjustments will apply only if the items are returned in the same condition as when those particular items shipped. No credit will be given for unauthorized returns, opened packaging, or partial packages or items damaged in transit from Reseller. Reseller is encouraged not to return items, but to consider putting them into service inventory or hold them for future sale.

5.12	Subscription Term. The Subscription Term shall be twelve (12) months from the Accepted Sales Order unless otherwise specified in the associated Veea Sales Quotation. Unless otherwise specified in the applicable Accepted Sales Order, additional Enterprise subscriptions may be added during the applicable Subscription Term at the then current MSRP for such subscription.

5.13	Warranty. Subject to the limitations in Section 8.3, Veea will provide a Warranty with the Veea Products and Services for the benefit of Enterprises, a copy of which is available upon request. The warranties shall commence upon the delivery of the Veea Product and Service and remain in effect for the period(s) set forth in the Warranty. In the event that a Product is found to be defective (“Defective Product”) within ten (10) business days of receipt of the Products, Reseller shall promptly notify Veea through e-mail to rma@veea.com of the existence of such Defective Product. Both Reseller and Veea shall, in good faith, work to resolve the problem without sending the Defective Product back to Veea. Should Veea determine that the Defective Product holds a major defect which cannot be remedied without having such Defective Product shipped back to Veea, Veea shall issue a return material authorization to Reseller. Veea shall ship a replacement for the Defective Product and Reseller shall, upon notice of shipment return the Defective Product to Veea to the address provided by Veea.

6.	Payments to Veea

6.1	Amounts Due to Veea. Reseller shall be obligated to pay Veea for the Veea Products and Services, including any one-time and license and subscription service, and usage fees related to providing the Veea Products and Services, as set forth in the applicable Accepted Sales Order, and for Professional Services, as set forth in the applicable SOW. Except as otherwise stated on an Accepted Sales Order or a Statement of Work, the Payment Terms shall be due upon receipt of invoice. Reseller grants permission to Veea to obtain credit reports and other information from Reseller’s references and bank, and authorizes the credit, trade and bank reference to release information to Veea or its designee that may be used to determine credit worthiness and for use in periodic review for the purpose of maintaining the credit relationship.

6.2	Other Invoicing Provisions. Veea shall invoice Reseller for amounts due for all one-time Product and Service charges listed in the applicable Accepted Sales Order upon shipment. Veea shall invoice Reseller for amounts due for all subscription-based Services in Accepted Sales Orders upon Service Activation, and thereafter (a) for annual recurring charges, in advance beginning with the first billing cycle and (b) for monthly recurring charges, in advance beginning with the first billing cycle and (c) for usage-based charges, monthly in arrears. Veea reserves the right to determine the monthly billing cycle period and in this respect may generate partial month billing for the first month billing for subscription-based Services. If the Accepted Sales Order includes specific invoicing terms, such terms shall take precedence over the terms of this Section 6.2. Except as otherwise specified in this Agreement or in an Accepted Sales Order, (i) payment obligations are non-cancelable and are nonrefundable, and (ii) the quantity of subscription Services purchased cannot be decreased during the Subscription Term listed on the applicable Accepted Sales Order. Unless otherwise stated in a SOW, Veea shall invoice Reseller for amounts due under this Agreement for Professional Services upon acceptance of the Deliverables as defined in the applicable SOW.

6.3	Disputed Invoiced Amounts. Reseller shall provide Veea with detailed written notice of any amount(s) Reseller reasonably disputes within thirty (30) days receipt of invoice for amount(s) at issue. Veea will not exercise its rights under Section 12.3 if Reseller has, in good faith, disputed an invoice and is diligently trying to resolve the dispute. Reseller’s failure to provide Veea with notice of any disputed invoiced amount(s) shall be deemed to be Reseller’s acceptance of the content of such invoice.

6.4	Payment. Invoice payments shall be made electronically by either ACH or wire transfer to the bank accounts specified in the related invoice. Any undisputed invoice amount that is not paid timely accrue interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate allowed by law for any amounts not paid when due, until paid in full. In the event Reseller fails to make any payment when due, Veea may suspend further performance and/or access to the Veea Products and Services until such time as the past-due payment is received and may, at its discretion, require that subsequent amounts due under Accepted Sales Orders be paid in full prior to Veea’s performance. To the extent Reseller has made an advance payment or is entitled to a credit pursuant to this Agreement, Veea shall apply such advance payment funds or credit only against amounts then due and owing and such prepayment and/or credit shall be reflected on the applicable invoice.

6.5	Expenses. Unless otherwise stated in a Statement of Work, each Party shall be responsible for its own expenses under this Agreement except as otherwise expressly set forth herein or the exhibits attached hereto.

6.6	Record Keeping and Cooperation. The Parties will retain such sales, use, excise, or other similar taxes or fees records as may reasonably be requested by a taxing authority and provide access to these records to the other Party in the event of such a request, for the applicable statute of limitations, and upon notice from the other Party that the statute has been extended, for any extensions thereof. If either Party is audited by a taxing authority or other governmental entity with respect to taxes specified in Section 4.4 and/or Section 6.4, the other Party will reasonably cooperate with the Party being audited in order to respond to the audit inquiry in an appropriate and timely manner so that the audit and any resulting controversy may be resolved expeditiously.

7.	Ownership Rights and Intellectual Property Rights

7.1	Ownership, Title and Modification. (i) Reseller acknowledges and agrees that all proprietary rights in and to, all intellectual property rights associated with the Veea Products and Services (including without limitation any proprietary electronics, software, and technical information of Veea or its licensor included in any units, concepts, ideas, methods, methodologies, procedures, processes, know-how, techniques, models, templates, software, utilities, designs, works of authorship, inventions, discoveries, technical information, routines and materials ) (collectively “Proprietary Materials”) are reserved to and are the exclusive property of Veea and its licensors. Except for the limited licenses set forth herein, no other right, title or interest in the concepts, ideas, methods, methodologies, procedures, processes, know-how, techniques, models, templates, software, utilities, designs, works of authorship, inventions, discoveries, technical information, routines and materials related to Veea Products and Services are conveyed to Reseller; (ii) Veea and its suppliers and/or licensors own and shall retain all right, title and interest (including without limitation all patent rights, copyrights, trademark rights, trade secret rights and other intellectual property rights), in and to the Veea Products and Services, its Marks and the Documentation. Reseller agrees that only Veea shall have the right to maintain, enhance, discontinue or otherwise modify the Services, Documentation or Veea’s Marks at any time. Reseller will not take any action that jeopardizes Veea’s proprietary rights, or acquire any rights, in Veea’s Marks except the limited use rights specified herein. Except as otherwise agreed in writing, Reseller will not register, directly or indirectly, any of Veea’s Marks or other proprietary or commercial right which is identical or confusingly similar to Veea’s Marks or which are translations thereof in any other language(s). Upon Veea’s request, Reseller will execute such instruments and take such actions that may be appropriate to register, maintain or renew the registration of Veea’s Marks in Veea’s name and/or protect Veea’s interest in and to said Marks.

7.2	Utilization of Intellectual Property. Subject to Section 2 above, Reseller acknowledges that Veea is not by this Agreement granting any right or license whatsoever, by implication, estoppel or otherwise, to Reseller to utilize any information, know-how, proprietary data, or Marks which Veea may have or may secure in the future relating to the Services in accordance with this Agreement. Reseller agrees not to use Veea’s Marks except in approved advertising, pamphlets, letterhead or other media promoting the Services. Reseller may not use Veea’s Marks in its corporate or business name, or in any other manner which Veea deems adverse to its interests.

7.3	Third Party Components. During the Term of this Agreement, Reseller acknowledges that the Veea Products and Services may contain third party components. Reseller agrees that such third parties retain their respective rights, title and interest (including any and all patents, copyrights and trademarks) in and to such third-party components. Reseller agrees to be bound by the confidentiality obligations set forth in this Agreement with respect to such third-party components. Furthermore, Reseller agrees not to (i) assign, transfer, lease, rent or engage in any time-sharing of any third-party component that is part of the Veea Products and Services; (ii) attempt to modify or create any derivative work of the third-party components; or (iii) reverse assemble, disassemble, reverse engineer or otherwise attempt to derive source code, the underlying ideas, algorithms, structure or organization of the third-party components.

7.4	Non-Veea Applications. The Veea Products and Services are designed to interoperate with Non-Veea Applications. To use such features, Reseller and Enterprises may be required to obtain access to such Non-Veea Applications from their providers. If the provider of any such non-Veea Application ceases to make the Non-Veea Application available or interoperable with the corresponding Veea Products and Services such Non-Veea Applications may cease to operate. In no case shall such event entitle Reseller or any Enterprise to any refund, credit, or other compensation.

7.5	No Implied Transfer. Nothing in this Agreement shall be construed, explicitly or implicitly, as transferring or conveying to a Party to this Agreement ownership in any intellectual property owned by the other Party.

7.6	Feedback. If Reseller provides Veea with reports of defects in the Products and Services or proposes or suggests any changes or modifications to the Products and Services (collectively “Feedback”), Veea shall have the right to use and exploit such Feedback including, without limitation, the incorporation of such Feedback into Veea’s Services, without any obligation to Reseller. Except as expressly set forth in this Agreement, Veea reserves all rights and grants Reseller no licenses of any kind, whether by implication, estoppel, or otherwise to the Feedback.

8.	Representations and Warranties; Indemnification

8.1	Mutual Warranties. Each Party warrants to the other Party that: (i) such Party is a company duly incorporated or registered, validly existing, and in good standing under the laws of its jurisdiction of incorporation or registration; (ii) such Party has all requisite power, financial capacity, and authority to execute, deliver, and perform its obligations under this Agreement; (iii) the execution, delivery, and performance of this Agreement constitutes the legal, valid, and binding agreement of such Party; (iv) as of the Effective Date, there is no outstanding litigation, arbitrated matter or other dispute to which such Party is a party, which, if decided unfavorably to it, would reasonably be expected to have a potential or actual material adverse effect on such Party’s ability to fulfill its obligations under this Agreement; (v) no consent, approval or withholding of objection is required from any entity, including any governmental authority, with respect to such Party’s entering into this Agreement; (vi) such Party will, at its expense, obtain and maintain all governmental and other authorizations, registrations and filings that may be required under applicable law to execute or perform this Agreement; (vii) it will otherwise comply with all laws, regulations and other legal requirements, including tax and foreign exchange legislation, that apply to this Agreement; and (viii) it shall comply with all applicable data privacy laws (as amended) including, but not limited to, the General Data Protection Regulation (GDPR) and the California Consumer Privacy Act, each as amended or modified from time to time.

8.2	Veea’s Warranties. Except as set forth in the applicable Documentation, Veea does not warrant to Reseller the continued availability of any of the Veea Products and Services, and Reseller hereby expressly releases Veea from liability for any loss or damage to Reseller arising out of or by virtue of the failure of Veea to accept or fill any orders due to particular shortages or general service availability. Veea will use commercially reasonable efforts to make Veea Products and Services available in the quantities and at the times specified by Reseller in its orders, but reserves the right to defer service delivery dates, as it may deem necessary in the exercise of its business judgment. For any breach of a warranty above, Reseller’s exclusive remedy shall be as provided in Section 8.3 below.

8.3	Veea Warranty Exclusions and Disclaimers. FOR WARRANTY INFORMATION, PLEASE VISIT: HTTPS://WWW.VEEA.COM/COMPANY/LEGAL/WARRANTY. VEEA MAKES NO OTHER WARRANTY, AND PROVIDES NO ASSURANCES, THAT THE PRODUCTS WILL MEET CERTIFICATION REQUIREMENTS OF ANY REGULATORY OR LICENSING AGENCY OUTSIDE OF THE COUNTRY OF SALE. IN THE EVENT THAT NO ADDITIONAL WARRANTY IS PROVIDED, THE PRODUCTS ARE PROVIDED TO CUSTOMER “AS IS” WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS. VEEA MAKES NO WARRANTIES THAT ANY PRODUCT WILL OPERATE IN CONJUNCTION WITH ANY OTHER SOFTWARE OR WITH ANY PRODUCT. NEITHER VEEA NOR ITS LICENSORS WARRANT THAT THE FUNCTIONS OF ANY PRODUCT WILL MEET THE REQUIREMENTS OF CUSTOMER. NEITHER VEEA NOR ITS LICENSORS WARRANT THAT THE OPERATION OF ANY PRODUCT WILL BE UNINTERRUPTED OR ERROR FREE AND EACH HEREBY DISCLAIM ALL LIABILITY ON ACCOUNT THEREOF. CUSTOMER ACKNOWLEDGES THAT VEEA OR ITS LICENSORS DO NOT REPRESENT OR WARRANT THAT DEFECTS THAT ARE NOT OF A MATERIAL NATURE, RESULTING IN A MATERIAL EFFECT ON PERFORMANCE OR FUNCTIONALITY OF ANY PRODUCT, CAN BE REMEDIED. THE WARRANTIES EXPRESSLY PROVIDED BY VEEA ARE THE ONLY WARRANTIES OR CONDITIONS PROVIDED BY VEEA WITH RESPECT TO THE PRODUCTS. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, AND VEEA AND ITS LICENSORS EXPRESSLY EXCLUDE AND DISCLAIM ANY OTHER WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS. IN THE EVENT THAT NO WARRANTY IS PROVIDED, THE APPLICABLE PRODUCT OR SERVICE IS PROVIDED TO CUSTOMER “AS IS” WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OFMERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

9.	Indemnities

9.1	Veea Indemnity. Veea agrees to defend, indemnify and hold Reseller harmless against any and all damages, costs, liabilities, expenses and settlement amounts incurred in connection with any suit, claim, or action by any third party, alleging that the Veea Products and Services furnished and used within the scope of this Agreement infringes any copyright enforceable in the United States or misappropriates any trade secret recognized as such under applicable United States law, or infringes upon any patent filed with the United States Patent and Trademark Office (USPTO). The foregoing indemnity obligation shall not extend to any claims of infringement to the extent arising out of: (i) the use of the Services in connection or combination with equipment, devices, or software not delivered or provided by Veea; (ii) a modification or alteration of the Veea Products and Services or Documentation by anyone other than Veea or its subcontractor without Veea’s prior written consent or (iii) any use of the Services other than as permitted under this Agreement or use of the Services not in compliance with the Documentation. Veea’s obligation to indemnify hereunder is subject to Reseller: (i) giving Veea prompt written notice of any such claim; (ii) giving Veea sole control over the defense and settlement of any such claim; (iii) providing full cooperation for the defense of any such claim; and (iv) not entering into any settlement or compromise of any such claim without Veea’s prior written approval. In the event the Services is held or is believed by Reseller to infringe, Veea may, at its sole option and expense, elect to: (a) modify the Services so that it is non-infringing; (b) obtain a license for Reseller or the Enterprise to continue to use the Services, as applicable, as provided hereunder; or (c) terminate the subscription and license for access and use of the Service and refund to Reseller any pre-paid fees prorated for the remainder of the then current Subscription Term. The remedies granted to Reseller under this Section 9.1 shall be Reseller’s sole and exclusive remedy for any alleged infringement of any copyright, trade secret or other proprietary rights.

9.2	Reseller Indemnity. Reseller agrees to defend, indemnify and hold Veea harmless against any and all damages, costs, liabilities, expenses and settlement amounts incurred in connection with any suit, claim, or action by any third party made against Veea as a result of: (i) Reseller’s or an Enterprise’s use or operation of the Services in a manner other than that for which it was designed and for use not expressly provided for in the Documentation; (ii) negligence, misrepresentation, error or omission on the part of Reseller or its representatives; (iii) Reseller’s failure to resell the Services in accordance with Section 2.4; or (iv) Reseller’s or an Enterprise’s combination of the Services with another product, software or platform where the combination with the other product, software or platform is the cause of the infringement claim or action. Reseller’s obligation to indemnify Veea pursuant to this paragraph is subject to Veea: (a) giving Reseller prompt written notice of any such claim; (b) giving Reseller sole control over the defense and settlement of any such claim; (c) providing full cooperation for the defense of any such claim; and (d) not entering into any settlement or compromise of any such claim without Reseller’s prior written approval.

10.	Limitation of Liabilities. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON FOR (A) ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR CLAIMS ARISING FROM VEEA’S GROSS NEGLIGENCE, OR BODILY INJURY OR DAMAGE TO REAL PROPERTY, OR ITS INDEMNITY OBLIGATIONS IN SECTION 9 ABOVE, IN NO EVENT SHALL VEEA’S TOTAL AGGREGATE LIABILITY FOR DAMAGES EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO VEEA DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE CAUSE WHICH GAVE RISE TO SUCH DAMAGES.

11.	Confidential Information

11.1	Definition. “Confidential Information” means that information which the disclosing party (“Disclosing Party”) has not released publicly and which the Disclosing Party considers to be confidential and/or in which the Disclosing Party has a protectable proprietary interest. Confidential Information includes, but is not limited to, any information of the Disclosing Party, whether disclosed orally, by visual display, in writing, by electronic transfer or by any other method, including any compilation, program, method, technique or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts by the Disclosing Party that are reasonable under the circumstances to maintain its secrecy. Confidential Information specifically includes, but is not limited to, the terms and conditions of this Agreement, and information regarding each Party’s product plans, product designs, product costs, product prices, finances, marketing plans, business opportunities, personnel, research and development activities, know-how and pre-release products; provided, however, that information disclosed by the Disclosing Party in written or other tangible form will be considered Confidential Information by the receiving party (“Receiving Party”) only if such information is conspicuously marked “Confidential,” “Proprietary” or with words of similar meaning, or if the Receiving Party knows or should reasonably know is of a confidential or proprietary nature. Although certain information or technology may be generally known in the relevant industry, the fact that the same is used by the Disclosing Party, and how the same is used by the Disclosing Party, may not be so known, and therefore constitutes Confidential Information. The fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which the Disclosing Party combines them, and the results obtained thereby, are so known. Therefore, such manner and results constitute Confidential Information. Confidential Information disclosed hereunder may include information that is the property of third parties.

11.2	Exceptions. The Receiving Party shall have no obligation with respect to information which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality; (iv) is developed by or for the Receiving Party without use of the Confidential Information and such independent development can be shown by documentary evidence; or (v) is transmitted by a party after receiving written notification from the other party that it does not desire to receive any further Confidential Information. Further, the Receiving Party may disclose Confidential Information pursuant to a valid order issued by a court or government agency, provided that the Receiving Party provides the Disclosing Party: (a) prior written notice of such obligation; and (b) the opportunity to oppose such disclosure or obtain a protective order.

11.3	Confidentiality Obligation. Each Party shall protect the secrecy of all Confidential Information received from the other Party with the same degree of care as it uses to protect its own Confidential Information, but in no event with less than a reasonable degree of care. Neither Party may disclose the other Party’s Confidential Information except to its officers, employees, representatives, advisors and agents who have a need to know such Confidential Information in connection with the performance of such party’s obligations under this Agreement, and who are bound by written confidentiality undertakings no less restrictive than this Section 11. Neither Party shall use or disclose the other Party’s Confidential Information except as permitted in this Section 11 and for the purpose of performing obligations under this Agreement. Neither Party shall make copies of the other Party’s Confidential Information except for the purpose of performing obligations under this Agreement. Any copies made of the other Party’s Confidential Information shall contain the same copyright notices and proprietary notices as the original. The confidentiality obligations of each Party will survive expiration or termination of this Agreement for a period of: (i) two (2) years after the termination of this Agreement; or (ii) five (5) years after the receipt of such Confidential Information, whichever is greater; provided that (a) either Party’s software, the Services and related Documentation will at all times be held confidential after expiration or termination of this Agreement; and (b) each Party’s trade secrets will remain confidential after termination of this Agreement until such time that such Party no longer considers them trade secrets.

11.4	Return or Destruction. Upon termination of this Agreement, or upon a Party’s written request, the parties shall cease all use of the other Party’s Confidential Information and shall at the other written Party’s request, either promptly return, or destroy, all Confidential Information, including any copies, in tangible form or in an erasable storage medium in that Party’s possession or under its control; provided that Veea may retain copies of its work product hereunder containing Reseller’s confidential information for archival purposes subject to the terms of this Section 11. Upon written request, a Party shall certify in writing its compliance with this Section 11.

11.5	Independent Development. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, which is similar to the Confidential Information. Nothing in this Agreement will prohibit the Receiving Party from developing or having developed for its products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development. Neither party shall have any obligation to limit or restrict the assignment of its employees or consultants as a result of their having had access to Confidential Information. Further, subject to any copyrights, mask work rights or patent rights, the parties agree that as a result of exposure to Confidential Information of the Disclosing Party, employees and/or contractors of the Receiving Party may gain or enhance general knowledge, skills and experience (including ideas, concepts, know-how and techniques) related to Receiving Party’s business (“General Knowledge”). The subsequent use by these employees and/or contractors of such General Knowledge as retained in their unaided memories, without reference to Confidential Information in written, electronic or other fixed form, shall not constitute a breach of this Agreement. Neither Party shall have any obligation to limit or restrict the assignment of persons or to pay royalties for any work resulting from the use of such General Knowledge.

11.6	Ownership. Each Party shall retain all right, title and interest to such Party’s Confidential Information. No license under any trademark, patent or copyright, or application for same which is in existence as of the Effective Date or thereafter, is either granted or implied by the disclosure of Confidential Information.

12.	Term and Termination

12.1	Term. Except as otherwise specified in this Agreement, this Agreement shall commence on the Agreement Effective Date and continue thereafter for an initial period of three (3) years (the “Initial Term”), and shall automatically renew thereafter for successive one (1) year periods (each a “Renewal Term” and collectively with the Initial Term, the “Term”), unless either Party gives written notice to the other Party within ninety (90) days of the end of the then-current Initial Term or Renewal Term of its intention not to renew the Agreement. Nothing contained herein shall be deemed to create any express or implied obligation on either Party to renew or extend this Agreement or to create any right to continue such relationship on the same terms and conditions contained herein.

12.2	Termination due to Cessation. This Agreement may be terminated by either Party upon thirty (30) days’ written notice to the other Party, in the event that the other Party: (a) terminates or suspends its business activities, (b) becomes insolvent, undertakes liquidation, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority; or (c) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes.

12.3	Termination by Veea due to Reseller Default. Veea may, by written notice to Reseller, terminate this Agreement and any other Veea obligations hereunder upon any of the following events:

12.3.1	Reseller fails to pay any amount due to Veea within fifteen (15) days after Veea gives written notice of such non-payment; or

12.3.2	Reseller is in material breach of any non-monetary term, condition, or provision of this Agreement, which breach is capable of being cured and is not cured within ten (10) days after Veea gives Reseller written notice of such breach.

12.4	Termination by Reseller due to Veea Default. Reseller may, by written notice to Veea, terminate this Agreement and any other Reseller obligations hereunder if Veea is in material breach of any term, condition, or provision of this Agreement, which breach is capable of being cured and is not cured within ten (10) days after Reseller gives Veea written notice of such breach.

12.5	Effect of Termination. If this Agreement is terminated by either Party, for any reason whatsoever, Reseller shall immediately cease all sales and marketing efforts of the Veea Products and Services and all use of the Confidential Information of Veea and shall immediately pay all amounts outstanding on invoices issued, and invoices to be issued, for Veea Products and Services provided prior to the termination date. With respect to the Veea Products and Services, Reseller’s access to Veea Technical Assistance shall terminate, and Veea shall discontinue providing the Veea Products and Services to Enterprises.

13.	Survivorship. The termination or expiration of this Agreement shall in no case relieve either Party from its obligation to pay to the other any sums accrued under this Agreement prior to such termination or expiration. The Parties agree that those obligations which by their nature are intended to survive expiration or termination of this Agreement shall survive.

14.	General

14.1	Entire Agreement. This Agreement, including all Exhibits attached hereto sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof.

14.2	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, but neither Party shall have the right to assign or otherwise transfer its rights under this Agreement without the prior written consent of the other Party; provided, that (a) Veea may assign this Agreement without Reseller’s consent to an Affiliate or to any buyer of all or substantially all of the assets or majority voting control of Veea and (b) Reseller may, without Veea’s consent, (i) assign this Agreement to an Affiliate. In the event of a permitted assignment, the assigning Party shall notify the other Party within five (5) business days of such assignment.

14.3	Independent Contractor. Reseller is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venturer, or franchisee of Veea for any purpose whatsoever. Accordingly, Reseller shall be exclusively responsible for the manner in which it performs its duties under this Agreement and for the profitability or lack thereof of its activities under this Agreement. All financial obligations associated with Reseller’s business are the sole responsibility of the Reseller. Reseller does not have, and shall not represent itself as having, any right or authority to obligate or bind Veea in any manner whatsoever other than to provide Enterprises with Veea’s limited warranty as required hereunder. Reseller shall be solely responsible to its own employees for any compensation due them and for compliance with all applicable laws with respect to workers’ compensation, withholding taxes, unemployment compensation, social security payments, and any other charges against compensation imposed by any governmental authority as to Reseller’s own employees.

14.4	Language. This Agreement is in the English language. Versions in any other language will be for accommodation only, and only the English language version will be binding upon the Parties hereto.

14.5	Injunctive Relief. Nothing in this Agreement will be construed to preclude either Party from seeking provisional and equitable remedies, including but not limited to temporary restraining orders and preliminary injunctions from any court of competent jurisdiction in order to protect its rights.

14.6	Notices. All notices, requests, demands, and other communications provided for under this Agreement shall be in writing and in English to be sent by recognized courier delivery, or registered or certified mail, postage prepaid, to the receiving party at its address as set forth below or to any other address that the receiving party may have provided to the sending party in writing. A copy of any such notice, request, demand or other communication shall also be transmitted by email as follows or to such other email address as provided by the receiving party in writing:

To Reseller, at the address provided on the signature pages hereof.

To Veea:

Veea Inc.

164 East 83rd Street

New York, New York 10028

Attn: General Counsel

Email: legal@Veea.com

14.7	Governing Law. The Parties irrevocably agree this Agreement, and any non-contractual rights or obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to conflicts of laws principles and excluding the Convention on Contracts for the International Sale of Goods, and the Parties irrevocably agree that the state and federal courts of New York, New York shall have exclusive jurisdiction to hear and determine or otherwise settle all and any proceeding, suit or action (“Proceedings”) arising out of or in connection with this Agreement or its subject matter. The Parties each irrevocably waives (and irrevocably agrees not to raise) any: (i) right it may have to trial by jury of Proceedings in any such court as is referred to in this clause; (ii) objection which it may have now or at any other time to the commencement or to the venue of any Proceedings in any such court; and (iii) claim that any such Proceedings should be brought in a more convenient forum, and further irrevocably agrees that a judgment in any Proceedings brought in any competent court shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

14.8	Foreign Corrupt Practices Act. Reseller and Veea shall fully comply with all applicable anticorruption and anti-bribery laws and regulations in connection with this Agreement, including, but not limited to, the United States Foreign Corrupt Practices Act (the “FCPA”), as may be amended from time to time. Any breach or violation of any provision contained in this Section 14.8 shall be grounds for immediate termination of this Agreement by a Party. Customer represents and warrants that Customer has not committed and Customer has no information, reason to believe, or knowledge of any of Customer’s affiliates having committed or intending to commit, any violation of the FCPA.

14.9	Severability and Interpretation. In the event that a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

14.10	Modification and Waiver. No addition to or modification of this Agreement shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the Parties hereto. The failure of either Party to exercise any right hereunder partially or fully shall not prevent the subsequent exercise of such right. The waiver by either Party of any breach of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

14.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Electronic scans, and photocopies of the Parties’ signatures to this Agreement or any amendments hereto, shall be valid and enforceable to the same extent as original signatures, and the Parties hereby waive any requirement that original signatures be produced as a condition of proving the validity of, or otherwise enforcing this Agreement, any Exhibits or any amendments hereto or thereto. Headings in this Agreement are included for reference only and shall not constitute a part of this Agreement for any other purpose.

14.12	Force Majeure. Neither Party shall be liable to the other Party for any delay or failure of delivery or other performance caused in whole or in part by any contingency beyond a Party’s reasonable control, including without limitation, acts of God, flood, war, pandemic, epidemic, acts of terrorists, acts of any government leading to lockdown or curfew, or any agency or subdivision thereof or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular sources.

14.13	Miscellaneous. The descriptive headings of this Agreement have been inserted for convenience and shall not be deemed to limit or otherwise affect the construction of any provision hereof. This Agreement is the result of negotiations between and has been reviewed by each of the Parties and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against any one of the Parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Each of the Parties hereto represents and warrants that it possesses all necessary powers and authority to lawfully make the disclosures to be made pursuant to this Agreement, and to enter into, perform and be bound by, this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the Effective Date.

VEEA INC

By:
Name:	Janice K. Smith
Title:	Director
Date:

By:
Name:
Title:
Date

Address for Notices:______________________________________

Exhibit A to Reseller Agreement

Definitions

Definitions. Terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. For purposes of this Agreement:

1.	“Affiliate” means as to any Party, an entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.

2.	“Deliverable” means any software, equipment consultations, documentation and/or other materials prepared by Veea for Reseller as described in an SOW. Deliverables do not include Veea Property or General Knowledge.

3.	“Documentation” means the written materials provided by Veea in the ordinary course of its business that contain information intended for Enterprises or Reseller for the purpose of explaining the Veea Products and Services. Documentation includes guidelines, policies, service operations, administration, and support documentation made available via Veea’s website or by Veea to Reseller.

4.	“Licensed Materials” means the Documentation and the items listed as Licensed Materials on the Price List.

5.	“Marks” means all right, title and interest in a Party’s trademarks, trade names, service names, symbols, brand names, logos and other proprietary indicia.

6.	“Price List” means, with respect to Reseller and each Authorized Reseller Partner, the Price List(s) provided by Veea to Reseller from time to time. The version of the “Price List,” with respect to any particular purchase order shall mean the Price List in effect as of the date such order is placed, provided such Price List has been made available to Reseller prior to the date of such order; if not, the Price List in effect last made available to Reseller.

7.	“Professional Services” means those professional services provided by Veea to Reseller and described in a separate Statement of Work which shall be issued under and governed by the Agreement.

8.	“Service Activation Date” or “Service Activation” means the date a Veea Service is activated in the Veea Control Center.

9.	“Statement of Work” or “SOW” means a statement of work for Professional Services and/or Deliverables that is executed by the parties.

10.	“Subscription Term” means the period identified on each Accepted Sales Order, for which Veea has committed to provide, and Reseller has committed to pay for, the Products and Services, beginning on the Service Activation Date.

11.	“Territory” means ________.

12.	“Veea Sales Quotation” means a sales quotation prepared by Veea that sets forth the Products and Services Veea will provide to Reseller for the Subscription Term and at the prices indicated on the quotation. Such quotation shall be valid through a date specified thereon (or if no such date, for a period of thirty (30) days from the date of such quotation) (collectively, the “Valid Through Date”) after which it shall be null and void.

13.	“Veea Service” or “Veea Services” or “Veea Products and Services” or “Veea Products” means the suite of products and services sold by Veea, as specified in the Veea Sales Quotation(s).

14.	“Veea Technical Assistance” means the Veea technical assistance and support provided by Veea as set forth in the Documentation.

EXHIBIT B

TO

RESELLER AGREEMENT

Price List

Exhibit C

Price List Terms and Conditions

THESE TERMS AND CONDITIONS SUPERCEDE ANY TERMS AND CONDITIONS THAT ARE ATTACHED OR PART OF ANY ORDER FORM OR PURCHASE ORDER UNLESS SPECIFICALLY ALLOWED OR SUPERCEDED BY WRITTEN CONTRACT WITH VEEA. RESELLER MUST ACCEPT IN WRITING THESE TERMS AND CONDITIONS WITH EACH PURCHASE ORDER UNLESS THERE IS A WRITTEN CONTRACT BETWEEN RESELLER AND VEEA, IN FORM ACCEPTABLE TO VEEA, INCORPORATING THE TERMS AND CONDITIONS APPLICABLE TO ALL PURCHASE ORDERS.

Disclaimer of Software Warranty and Services Warranty. VEEA PROVIDES ALL VEEA PRODUCTS AND SERVICES “AS IS” WITH NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND. VEEA SPECIFICALLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY VEEA, OR ITS AGENTS OR EMPLOYEES SHALL CREATE OR FORM THE BASIS OF ANY WARRANTY OF ANY KIND.

End User License Agreement. Use of the Veea Products and Services by a Reseller or Reseller’s customer is governed by the terms of a separate end user license agreement at veea.com/legal.

Reseller’s Remedies. The Reseller’s remedies with respect to Hardware found to be defective in material or workmanship shall be limited exclusively to the right of repair or replacement of such defective Hardware. IN NO EVENT SHALL VEEA BE LIABLE FOR CLAIMS (BASED UPON BREACH OF IMPLIED WARRANTY OR OTHERWISE) FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, FORESEEABLE, CONSEQUENTIAL, OR SPECIAL OR FOR ANY EXPENSES INCURRED BY REASON OF THE USE OR MISUSE OF THE HARDWARE OR SOFTWARE OR FOR ANY SERVICES PERFORMED IN CONNECTION WITH THE VEEA PRODUCTS AND SERVICES. Reseller’s remedies with respect to any services performed shall be re-performance of the services.

Acceptance and Cancellation of Orders. Veea reserves the right to reject, cancel or suspend any orders placed by Reseller or refuse or delay shipment thereof if Reseller fails to (i) place a valid order per these Terms and Conditions or the Agreement; (ii) make any payment as provided herein or in the Agreement; (iii) meet commercially reasonable credit or financial requirements as determined by Veea in its sole discretion; or (iv) otherwise comply with any terms or conditions stated herein or in the Agreement. Each order that includes Hardware is subject to a minimum billing charge of £100.00 (this clause does not apply to additions to an existing order). Orders are non- cancellable by Reseller.

Acceptance of Terms and Conditions. The terms and conditions as stated herein shall apply to each order accepted or shipped by Veea hereunder. Veea’s offer to sell products to Reseller is expressly limited to these Terms and Conditions. Veea hereby expressly objects to any term in any purchase order issued by Reseller that is in conflict with or in addition to these Terms and Conditions. Any terms or conditions appearing on any order or confirmation received from Reseller that are different from or in addition to those required hereunder shall not be binding on the parties, even if signed and returned, unless both parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

Delivery of Hardware. Veea will ship each Hardware component to the Reseller, or the Reseller’s freight forwarder, at the address specified in the shipping instructions on the purchase order received from the Reseller. Veea reserves the right to ship Hardware by any means it deems suitable. All deliveries are F.O.B. place of shipment. Reseller is responsible for all shipping charges in accordance with Veea’s then current shipping and billing practices. Risk of loss shall pass to Reseller upon Veea’s delivery to the carrier. Reseller is responsible for import, , payment of all duties and tariffs, and compliance with all export and import laws.

Payment and Credit Terms. Payment terms are cash in advance or by credit card payment made in advance of shipment unless Veea has agreed in writing to other credit terms. If Veea has agreed in writing to extend credit to Reseller, then payment terms are net- thirty (30) days from date of invoice. If Reseller fails to pay amounts when due, late charges of the lesser of one point five percent (1.5%) per month or the maximum allowable under applicable law shall also become payable to Veea. In addition, failure of Reseller to fully pay any fees within sixty (60) days after the applicable due date shall be deemed a material breach of these Terms and Conditions, justifying suspension of the performance by Veea under any and all purchase orders placed by Reseller, and will be sufficient cause for immediate termination of any such purchase orders by Veea. Any such suspension does not relieve Reseller from paying past due fees plus interest and in the event of collection enforcement, Reseller shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys’ fees, court costs and collection agency fees.

Pricing Policy. All prices are stated in the Agreement. Prices are subject to change without notice. Written quotations will be honored for 30 days from the date of quotation or as stated therein. Orders already entered and unshipped on the date of a price change will be invoiced at the prices on the date the order was received. Published prices are exclusive of freight costs. Veea will add to the amount due under any purchase order the cost of freight. Published prices do not include any additional services. Published prices do not include duties or sales, use, excise or other similar taxes and shall be paid by Reseller in addition to the stated price; or in lieu thereof, Reseller shall provide Veea with required tax exemption forms. Veea reserves the right to change (i) payment and credit terms, (ii) pricing policy, (iii) shipping and delivery terms, (iv) fees and credits due in connection with returned Hardware and (v) other terms that do not materially affect Reseller’s rights and obligations to Veea’s then current terms applicable to Resellers generally upon 90 days’ written notice to Reseller.